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                              EXHIBIT 99.01-8k.6


FOR IMMEDIATE RELEASE:  January 4, 2002

CONTACTS:
Stephen R. Roark                                   Carl Thompson
President and Chief Financial Officer              Chief Executive Officer
Stan Politano                                      Carl Thompson Associates
Vice President                                     800-959-9677
Black Hawk Gaming & Development Company, Inc.
303-582-1117

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
           ANNOUNCES SHAREHOLDER APPROVAL OF MERGER WITH GAMECO, INC.

     Black Hawk, Colorado--Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK), owner and operator of the Gilpin Hotel Casino in Black Hawk, Colorado, the Gold Dust West Casino in Reno, Nevada, and 75% owner and operator of The Lodge Casino in Black Hawk, announced that at a Special Meeting of shareholders held today, shareholders voted for the approval and adoption of the Agreement and Plan of Merger, dated as of April 25, 2001 by and among Gameco, Inc., BH Acquisition Corp and the Company.

     Pursuant to the merger agreement, Gameco, Inc., an entity controlled by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of Black Hawk, has agreed to pay $12.00 per share, in cash, for each share of common stock of Black Hawk not currently owned by Mr. Jacobs or his affiliates. Black Hawk will become a wholly-owned subsidiary of Gameco. While the parties anticipate consummating the transaction before the end of February, 2002, consummation of the transaction is subject to various conditions, including, among other things, the obtaining of various regulatory approvals, which are expected to be obtained before the end of February, 2002. Gameco expects the financing necessary to close the merger before the end of January, 2002. If the transaction fails to close because of Gameco's inability to obtain financing or under other specified circumstances, Black Hawk will be entitled to liquidated damages of $2 million.

     This press release contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the proposed merger will be consummated. These risks and uncertainties could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, gaming approvals which may not be obtained in a timely manner or at all, the requisite financing may not be obtained, and other conditions to the merger may not be satisfied. Black Hawk assumes no obligation to update the forward-looking information.

Note:   News releases and other information about Black Hawk Gaming &
Development Company, Inc. are available at http://www.bhwk.com

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